                                                                    EXHIBIT 3.57

                          GLOBAL COMMUNICATIONS LIMITED

                                       AND

                         GLOBAL TELEVISION NETWORK INC./
                        RESEAU DE TELEVISION GLOBAL INC.

                                      AS OF

                                SEPTEMBER 3, 2002

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                          AMENDED AND RESTATED LIMITED
                              PARTNERSHIP AGREEMENT

              GLOBAL TELEVISION NETWORK QUEBEC LIMITED PARTNERSHIP/
            RESEAU DE TELEVISION GLOBAL QUEBEC, SOCIETE EN COMMANDITE

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

                                TABLE OF CONTENTS

1.       INTERPRETATION........................................................................        2
         1.1      Definitions..................................................................        2
         1.2      Interpretation...............................................................        4
         1.3      Currency ....................................................................        4
         1.4      Generally Accepted Accounting Principles.....................................        4
         1.5      Table of Contents and Headings...............................................        4
         1.6      Preamble ....................................................................        4
         1.7      Calculation of Time Periods..................................................        4
         1.8      Documents....................................................................        4
         1.9      Successors and Assigns.......................................................        5
         1.10     Limited Partner Not Liable as General Partner................................        5

2.       THE PARTNERSHIP.......................................................................        5
         2.1      Continuation of the Partnership..............................................        5
         2.2      Principal Establishment......................................................        5
         2.3      Business of the Partnership..................................................        5
         2.4      Filing of Certificates.......................................................        6
         2.5      Maintenance of Licences......................................................        6

3.       AGREEMENTS TO ACT.....................................................................        6

4.       CAPITAL AND FINANCING ARRANGEMENTS....................................................        6
         4.1      Authorized Capital...........................................................        6
         4.2      Capital Contributions........................................................        6
         4.3      Capital Account..............................................................        7
         4.4      Third Party Borrowings.......................................................        7
         4.5      Additional Capital Contributions.............................................        7

5.       PROFITS AND LOSSES....................................................................        8
         5.1      Determination of Profits and Losses..........................................        8
         5.2      Allocation of Profits and Losses.............................................        8

6.       DISTRIBUTIONS TO THE PARTNERS.........................................................        8
         6.1      Making of Distributions......................................................        8

7.       ACCOUNTING AND REPORTING..............................................................        9
         7.1      Fiscal Year..................................................................        9
         7.2      Auditors                                                                             9
         7.3      Accounts and Records.........................................................        9
         7.4      Register ....................................................................        9
         7.5      Financial Reports............................................................       10

8.       MANAGEMENT OF THE PARTNERSHIP.........................................................       10
         8.1      Role of the General Partner..................................................       10
         8.2      Restrictions on Limited Partner..............................................       10

         8.3      Bank Accounts................................................................       11
         8.4      Signing Authority for Bank Accounts..........................................       11
         8.5      Signing Authority for Instruments............................................       11
         8.6      Title to Property............................................................       11
         8.7      Dealings with Related Parties................................................       11

9.       HOLDING AND TRANSFER OF PARTNERSHIP INTERESTS.........................................       12
         9.1      Assignment...................................................................       12

10.      LIABILITY OF PARTNERS AND INDEMNIFICATION.............................................       12
         10.1     Liability of Limited Partner.................................................       12
         10.2     Liability of General Partner.................................................       12
         10.3     Indemnification of General Partner...........................................       12
         10.4     Indemnification by Limited Partner...........................................       12

11.      COMPLIANCE WITH APPLICABLE LAWS.......................................................       12
         11.1     Observance of Laws...........................................................       12
         11.2     Subject to Obtaining Authorizations..........................................       13
         11.3     Qualification of Partners....................................................       13

12.      TERM AND DISSOLUTION..................................................................       13
         12.1     Term ........................................................................       13
         12.2     Termination Not to Affect Rights or Obligations..............................       13
         12.3     Process of Dissolution.......................................................       14
         12.4     Survival of Agreement........................................................       14

13.      CIVIL CODE OF QUEBEC..................................................................       14

14.      GENERAL PROVISIONS....................................................................       15
         14.1     All Units Subject to this Agreement..........................................       15
         14.2     Notices .....................................................................       15
         14.3     Counterparts.................................................................       16
         14.4     Applicable Law...............................................................       16
         14.5     Changes of Interpretation of Application Provisions of Law...................       16
         14.6     Language ....................................................................       16

               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

MEMORANDUM OF AGREEMENT entered into as of this 3rd day of September, 2002.

B E T W E E N:

                         GLOBAL COMMUNICATIONS LIMITED,
                 a corporation duly constituted according to law
                           (hereinafter called "GCL")

                                                               OF THE FIRST PART

                                       AND

                         GLOBAL TELEVISION NETWORK INC.
                 a corporation duly constituted according to law
                           (hereinafter called "GTNI")

                                                              OF THE SECOND PART

WHEREAS:

A. Effective as of the 1st day of August, 1995, GCL, as the General Partner, and 9023-3826 Quebec Inc. (now known as TVA Regional Inc./TVA Regional Inc. ("TM")), as the Limited Partner, established the Partnership known as "TVA CANWEST, Societe commandite", the English version of its name being "TVA CANWEST Limited Partnership" and entered into a Limited Partnership Agreement made as of the 1st day of August, 1995 (the "ORIGINAL AGREEMENT"). On September 3, 2002, TM transferred all of its right, title and interest in its Partnership Interest and Units in the Partnership, including forty-nine (49) A Units and one hundred ninety-five thousand, nine hundred and fifty-one (195,951) A units, to GTNI;

B. The Partnership was and continues to be organized under the Civil Code of Quebec ("C.C.Q.");

C. It is desirable to continue the business of the Partnership in the. same partnership (and not as a new partnership) and to amend and restate the Original Agreement on the terms herein contained.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.         INTERPRETATION

1.1        DEFINITIONS

In this Agreement and its preamble or in any deed or agreement supplementary hereto, unless the contrary is stipulated,

1.1.1 "ACT" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 in effect as at the date of this Agreement and as amended from time to time;

1.1.2    "AFFILIATE" has the meaning attributed thereto in the Act;

1.1.3 "AGREEMENT", "THESE PRESENTS", "HEREIN", "HEREBY", "HEREUNDER" and other similar expressions refer collectively to this Agreement and include any deed or document which is supplementary or accessory hereto or which is made in order to complete this Agreement;

1.1.4 "ARM'S LENGTH" has the meaning attributed thereto in the Income Tax Act (Canada) as amended from time to time;

1.1.5 "BROADCASTING LICENCES" means all the licences, permits, concessions, consents and rights of whatsoever nature which now or at any time hereafter are required by Law in order for the Partnership to carry on its business as a broadcaster of television programs in accordance with section 2.3;

1.1.6 "BUSINESS DAY" means a day other than a Saturday, Sunday or any statutory holiday in the Provinces of Quebec or Ontario;

1.1.7 "CGS GROUP" means GCL, GTNI, an Affiliate of GCL or GTNI and a Parent of GCL or GTNI and includes any successor thereof resulting from an amalgamation or reorganization, and includes any successor thereof resulting from an amalgamation or reorganization;

1.1.8 "CRTC" means the Canadian Radio-television and Telecommunications Commission or any successor thereto of federal jurisdiction;

1.1.9 "CAPITAL ACCOUNT" of a Partner means an account to which is credited all cash contributions to the capital of the Partnership received by the Partnership from or on behalf of such Partner pursuant to article 4, plus any Profits allocated to such Partner pursuant to article 5, less any Losses allocated to such Partner pursuant to article 5 and any distributions made to such Partner pursuant to article 6;

1.1.10 "ENCUMBRANCE" means a pledge, hypothec, mortgage, charge, security interest, assignment as security or other encumbrance of any nature whatsoever;

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1.1.11   "GENERAL PARTNER" means GCL and, for greater certainty, includes a permitted transferee of the Partnership Interest of GCL;

1.1.12 "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means the generally accepted accounting principles acknowledged at the time in question by the Canadian Institute of Chartered Accountants or any successor thereto and published in the Canadian Institute of Chartered Accountants' Handbook or its replacement;

1.1.13 "LAW" or "LAWS" means all federal, provincial, state, municipal or local laws, statutes, regulations, orders, by-laws, ordinances or governmental decrees of any kind whatsoever and includes, for greater certainty, the regulations and orders of the CRTC;

1.1.14 "LIMITED PARTNER" or "SPECIAL PARTNER" means GTNI and, for greater certainty, includes a permitted transferee of the Partnership Interest of GTNI;

1.1.15 "PARENT" means a "holding body corporate", as such expression is defined in the Act;

1.1.16 "PARTNERS" means the Limited Partner and the General Partner and "PARTNER" means any one of them;

1.1.17   "PARTNERSHIP" has the meaning attributed to it in section 2.1;

1.1.18 "PARTNERSHIP INTEREST" means the Units owned by a Partner in the Partnership and all of its right, title and interest thereto, including any balance in the Capital Account of the Partnership applicable to such Partner;

1.1.19 "PERSON" means any individual, partnership, limited partnership, joint venture, co-tenancy, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.20 "PROFITS" and "LOSSES" means the income or losses of the Partnership, as the case may be, as determined in the audited or unaudited financial statements, as the case may be, of the Partnership;

1.1.21 "PROPORTIONATE SHARE" means, until otherwise changed in accordance with this Agreement:

         (a)      with respect to GCL, fifty-one percent (51%); and

         (b)      with respect to GTNI, forty-nine percent (49%);

         unless and until changed pursuant to this Agreement;

1.1.22 "TAX LOSSES" means the calculation of losses of the Partnership pursuant to the Income Tax Act (Canada), as amended from time to time;

1.1.23 "TAX PROFITS" means the calculation of income of the Partnership pursuant to the Income Tax Act (Canada), as amended from time to time;

1.1.24 "TERM" refers to the period commencing on the date hereof and ending on the dissolution the Partnership pursuant to the provisions of section 12.1;

1.1.25 "UNITS" means the Units evidencing the interest and share of a Partner in the Partnership and its common stock (as referred to in the C.C.Q.), described in section 4.1.

1.2      INTERPRETATION

Unless otherwise stipulated to the contrary, words importing the singular number include the plural and vice versa, and words importing the use of any gender shall include all genders. In addition, the word "INCLUDES" (or "INCLUDING") shall be interpreted to mean "INCLUDES (OR INCLUDING) WITHOUT LIMITATION".

1.3      CURRENCY

All amounts referred to herein are expressed in Canadian dollars.

1.4      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Unless otherwise expressly provided herein, all of the terms of this Agreement which are defined under the rules constituting Generally Accepted Accounting Principles shall be interpreted, and all financial statements to be prepared hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles consistently applied.

1.5      TABLE OF CONTENTS AND HEADINGS

The division of this Agreement into articles and sections and the article and section headings and the Table of Contents preceding are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.6      PREAMBLE

The preamble to this Agreement shall form part hereof as though recited herein at length.

1.7      CALCULATION OF TIME PERIODS

When calculating the period of time within which or following which any act is to be done or step to be taken pursuant to this Agreement, the day upon which the period commences shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

1.8      DOCUMENTS

References to documents, including this Agreement, shall include such documents as amended, varied, supplemented, novated or substituted periodically and any deeds or instruments collateral to such documents.

1.9      SUCCESSORS AND ASSIGNS

Any reference to a person shall include that person's executors, administrators, successors and assigns as permitted hereunder; and for greater certainty, any reference herein to GCL or GTNI includes any member of the CGS Group who is a permitted transferee of its Partnership Interest.

1.10     LIMITED PARTNER NOT LIABLE AS GENERAL PARTNER

Any provision of this Agreement which would have the effect of imposing on the Limited Partner any of the liabilities, obligations or powers of the General Partner will be of no force and effect to the extent of such imposition.

2.       THE PARTNERSHIP

2.1      CONTINUATION OF THE PARTNERSHIP

The Partners hereby agree and acknowledge that:

         (a) on September 3, 2002, GTNI has acquired the forty-nine (49) A Units represented by Certificate Nos. 2 and 3, and one hundred ninety-five thousand, nine hundred and fifty-one (195,951) Units represented by Certificate No. 5 (which, as a consequence of this Agreement, are hereinafter described and referred to as "Units") previously held by TM (being all of the Units and Partnership Interests in the Partnership owned or held by TM and representing, collectively, a forty-nine percent (49%) Proportionate Share in the Partnership); and

         (b) the Original Agreement has been amended and replaced by this Agreement.

The Partners hereby continue the Partnership as a partnership governed by this Agreement and the C.C.Q. under the Partnership name "Reseau de Television Global Quebec, Societe en commandite", the English version of its name being "Global Television Network Quebec Limited Partnership", or such other name as the General Partner may from time to time deem appropriate; provided however, that the name of the Limited Partner shall never appear in the firm name of the Partnership.

2.2      PRINCIPAL ESTABLISHMENT

The principal establishment of the Partnership shall be located at 1000 avenue Myrand, Sainte-Foy, Quebec, or at such other location in the Province of Quebec as may be determined by the General Partner from time to time.

2.3      BUSINESS OF THE PARTNERSHIP

The business to be carried on by the Partnership consists of the ownership and operation of an independently operated regional television station known as "CKMI" associated with the Global Television television network. The Partnership shall not carry on any business other than as described in this section 2.3.

2.4      FILING OF CERTIFICATES

The General Partner shall cause to be executed and filed as soon as practicably possible such certificates, instruments and documents as may be required under applicable provisions of Law. In addition, the Partners shall from time to time execute or cause to be executed all such certificates or other documents and do or cause to be done all such filings, publishings or other acts as may be appropriate to comply with all applicable requirements of Law in respect of the formation and maintenance of the Partnership as a limited partnership in accordance with the terms hereof. The Limited Partner will, on request by the General Partner, execute such instruments as may be necessary to comply with any Law for the continuation and good standing of the Partnership.

2.5      MAINTENANCE OF LICENCES

The Partnership shall hold and maintain in full force and effect all approvals, licences, permits, consents, and authorizations necessary or useful to permit it to carry on its business in accordance with section 2.3, including all Broadcasting Licences, and shall, from time to time, file all applications and make all submissions to the appropriate authorities, including the CRTC, as are necessary or useful for such purpose.

3.       AGREEMENTS TO ACT

Each of the Partners shall, as a Partner, take, or cause to be taken, all actions, execute all such documents and do or cause to be done, all things necessary, proper or advisable under Law and within its power to implement to their full extent the provisions of this Agreement and to cause the Partnership to act in the manner contemplated by this Agreement; provided however, that nothing herein contained shall require the Limited Partner to do anything which would otherwise affect its status as a special partner under the C.C.Q. or lead to a loss of its limited liability as a special partner.

4.       CAPITAL AND FINANCING ARRANGEMENTS

4.1      AUTHORIZED CAPITAL

The authorized capital of the Partnership consists of an unlimited number of partnership units of $1.00 each, designated as "Units". The rights attaching to the Units shall be as set out herein. The Units shall be evidenced by certificates in the form approved by the General Partner from time to time. All units previously issued and referred to as "A Units" are hereby redesignated and renamed as "Units".

4.2      CAPITAL CONTRIBUTIONS

The number of outstanding Units and the holders thereof immediately following the acquisition referred to in section 2.1(a) are as follows:

Name of Partner                                 Number of Units
---------------                                 ---------------
GCL                                              204,000 Units

GTNI                                             196,000 Units

Additional Units, as determined by the General Partner, shall be issued to either Partner from time to time to represent additional capital contributions from the Partners made in accordance with the provisions of section 4.5. No Units shall be issued otherwise than in accordance with the provisions of this Agreement and no Partner shall make any contribution of capital to the Partnership except pursuant to and in accordance with the provisions of this article 4. For greater certainty, no Units shall be issued hereunder until the contribution to the capital of the Partnership relating thereto shall have been paid in full.

4.3      CAPITAL ACCOUNT

The Partnership shall maintain separate Capital Accounts in respect of the Units issued by it hereunder.

All amounts of cash received by the Partnership from or on behalf of a Partner as a capital contribution pursuant to this article 4 shall be credited by the General Partner to the appropriate Capital Account maintained for such Partner in respect of the Units issued.

No Partner shall be entitled to withdraw any part of any of its Capital Account or receive any distributions from the Partnership, except as otherwise expressly provided herein.

4.4      THIRD PARTY BORROWINGS

The Partners agree that, to the maximum extent possible, the Partnership may borrow from its banker the amounts required for the purpose of its business and grant to its banker such security as may be required on the assets of the Partnership, the whole as shall be determined and judged appropriate by the General Partner, in its sole and absolute discretion pursuant to its powers under article 8. Such borrowing may be on a limited recourse basis, the intent being that the recourse of the third party lender in respect of any unpaid liability of the Partnership under such borrowing may be limited to, and satisfied solely out of, the property of the Partnership. For greater certainty, the Limited Partner shall not, at any time, be required to guarantee the obligations of the Partnership in connection with any such borrowings.

4.5      ADDITIONAL CAPITAL CONTRIBUTIONS

If the General Partner determines at any time or from time to time after the effective date of this Agreement, that further capital ("Additional Funds") is required from the Partners for carrying on the business of the Partnership, such Additional Funds shall be advanced by the Partners in accordance with the following procedure:

The General Partner shall send a notice (the "Funding Notice") to the Limited Partner specifying the amount required and the Limited Partner shall, within three (3) business days of receipt of the Funding Notice, give a notice to the General Partner (the "Funding Response") advising whether it wishes to provide all or part of its Proportionate Share thereof. The determination by the Limited Partner to contribute any amount of such Additional Funds, including its determination not to contribute any amount of Additional Funds pursuant to this section 4.5, shall be at the sole discretion and option of the Limited Partner and, for greater certainty, the Limited Partner shall not, in any manner, be required or compelled to contribute any such Additional Funds.

In addition to its Proportionate Share of such Additional Funds, the General Partner shall contribute to the capital of the Partnership an amount equal to the difference, if any, between the Limited Partner's Proportionate Share of such Additional Funds and the amount of such Additional Funds which the Limited Partner elects to contribute within the said three (3) business days following receipt of the Funding Notice, in accordance with the foregoing.

Notwithstanding the foregoing, with the agreement of all Partners, a Partner may (but, for greater certainty, shall not be required or compelled to) provide Additional Funds to the Partnership by way of a loan or loans on terms including an interest rate determined by the General Partner.

Subject to the foregoing, any and all capital the Partnership from time to time belongs to the Partners in the same proportion as the number of Units owned beneficially by the Partners.

5.       PROFITS AND LOSSES

5.1      DETERMINATION OF PROFITS AND LOSSES

The Profits and Losses of the Partnership shall be determined by either the accountants or auditors of the Partnership in accordance with GAAP, consistently applied.

5.2      ALLOCATION OF PROFITS AND LOSSES

From and after the effective date of this Agreement, Profits, Tax Profits, Losses and Tax Losses, if any, for a fiscal year of the Partnership shall be allocated, for accounting reporting and income tax purposes; first, to the extent the Partnership has long-term indebtedness to the General Partner, to the General Partner and, then, to the Partners holding Units, in proportion to their respective Proportionate Share.

A negative Capital Account of the Limited Partner shall not in any way constitute a debt of the Limited Partner to the Partnership or to any third party.

6.       DISTRIBUTIONS TO THE PARTNERS

6.1      MAKING OF DISTRIBUTIONS

Subject to the capital (including working capital) requirements of the Partnership, as determined by the General Partner, the maximum amount of available cash flow of the Partnership in respect of a fiscal year, as determined by the General Partner, may be distributed by the Partnership from time to time.

All amounts distributed hereunder shall be applied as follows:

         (a) first, to repay any outstanding loans (long term or otherwise) due by the Partnership to a Partner;

         (b) second, to repay the capital contributions in respect of the Units held by the Partners, in preference and priority to the payment of any other amounts to the Partners hereunder; and

         (c) then, to pay to the Partners holding Units, all amounts in excess of the amount distributed pursuant to paragraphs (a) and (b) above.

Such distributions shall be made to the Partners holding Units in the proportion that the number of Units, as the case may be, owned by a Partner on the last day of the preceding fiscal year, is to the number of issued and outstanding Units on the last day of the preceding fiscal year, and shall be recorded in the Capital Account maintained in respect of the Units of each Partner.

All amounts distributed to a Partner shall be a distribution of capital to such Partner. The interest of a Partner in the Partnership will not terminate by reason of there being a negative or zero balance in its Capital Account.

7.       ACCOUNTING AND REPORTING

7.1      FISCAL YEAR

The fiscal year of the Partnership shall end on August 31 or such other date as may be determined by the General Partner from time to time.

7.2      AUDITORS

The accountants of the Partnership shall be PricewaterhouseCoopers (or any successor thereto) or such other firm of accountants as may be appointed by the General Partner from time to time; provided however, that the General Partner may from time to time appoint an auditor of the Partnership in the place and stead of accountants.

7.3      ACCOUNTS AND RECORDS

The General Partner will maintain, on behalf of the Partnership, accurate and complete books, accounts and records of its operations, business and financial affairs (including Capital Accounts) which fairly present and disclose its financial position as at the relevant date. Such books, accounts and records shall be available for inspection during regular business hours by the Limited Partner or its duly authorized representative upon appointment.

7.4      REGISTER

The General Partner will, on behalf of the Partnership, maintain at the Partnership's principal establishment, the register of Partners of the Partnership contemplated by Article 2239 of the C.C.Q. and record issues and transfers of Units. Such register shall be available for inspection during regular business hours by the Limited Partner or its duly authorized representative upon appointment.

7.5      FINANCIAL REPORTS

The General Partner shall cause to be prepared and delivered to the Limited Partner the following:

7.5.1    Annual Financial Statements

         As soon as practicable and, in any event, within one hundred and twenty
         (120) days following the end of each fiscal year of the Partnership, the annual unaudited, or audited in the case of the General Partner appointing an auditor, financial statements of the Partnership, including a balance sheet, a statement of profit and loss, a statement of Partners' capital and a statement of changes in financial position and the report thereon of the accountants or auditors, as the case may be, together with comparative figures for the previous fiscal year and all notes thereto.

7.5.2    Income Tax Information

         As soon as practicable and, in any event, no later than one hundred and fifty (150) days after the end of each fiscal year of the Partnership, such other information as is necessary to enable the Limited Partner to file returns under the Income Tax Act (Canada) and the Taxation Act (Quebec) as a result of its participation in the Partnership in such fiscal year.

8.       MANAGEMENT OF THE PARTNERSHIP

8.1      ROLE OF THE GENERAL PARTNER

The General Partner alone shall have the sole and exclusive authority to manage the operations, affairs and business of the Partnership, to take and implement all decisions and actions regarding the business of the Partnership and to bind the Partnership. The General Partner shall have all the rights and powers which may be possessed by a general partner pursuant to the C.C.Q. and those rights and powers otherwise conferred by Law. No person dealing with the Partnership shall be required to verify the power of the General Partner to take any measure or make any decision in the name of the Partnership.

8.2      RESTRICTIONS ON LIMITED PARTNER

The Limited Partner shall not take part in the management or control of the business of the Partnership, negotiate or transact any business on behalf of the Partnership, act as the agent or mandatory of the Partnership or have the power to sign for or to bind the Partnership. Notwithstanding the foregoing, the Limited Partner may from time to time examine the state and progress of the Partnership and may give advisory opinions with regard to its management, the whole in accordance with the rights given to limited partners by the C.C.Q.

8.3      BANK ACCOUNTS

All monies received by the Partnership shall be deposited to the credit of the account or accounts of the Partnership at such bank or banks as may be designated from time to time by the General Partner.

8.4      SIGNING AUTHORITY FOR BANK ACCOUNTS

Any cheque drawn on any bank account of the Partnership and any other withdrawal therefrom may be signed by such person or persons as shall from time to time be designated by the General Partner.

8.5      SIGNING AUTHORITY FOR INSTRUMENTS

All contracts, agreements, documents and other instruments may be signed on behalf of the Partnership by such person or persons as shall from time to time be designated by the General Partner.

8.6      TITLE TO PROPERTY

Title to property acquired by the Partnership and all contracts, agreements, documents or other instruments made or executed on behalf of the Partnership shall be taken, registered, made or entered in the name of the Partnership.

8.7      DEALINGS WITH RELATED PARTIES

Notwithstanding any other provision hereof, it is specifically acknowledged and agreed that the General Partner, any member of the CGS Group, any other person who is an Affiliate or an associate of GCL or who does not deal at arm's length with GCL or any member of the CGS Group may enter into agreements or arrangements with the General Partner and the Partnership to provide any products, goods or services, of any nature whatsoever, to the Partnership, on such terms and conditions as the General Partner shall determine, in its sole and absolute discretion. The Limited Partner hereby specifically acknowledges the right, power and authority of the General Partner to enter into all such agreements or arrangements and agrees that same will not violate or infringe any obligations which might be imposed upon GCL, in its capacity as general partner of the Partnership, whether under this Agreement or the C.C.Q., including the provisions of Articles 1308 and following the C.C.Q. For greater certainty, the Limited Partner , specifically acknowledges and agrees that the General Partner is hereby authorized to enter into program supply agreements, sales representation agreements and any other agreements pursuant to which the General Partner or any of the persons hereinabove referred to shall supply programming and effect sales to advertisers of airtime of the station referred to in section 2.3, and shall be entitled to such fees and reimbursement of such expenses, costs and other charges as the General Partner shall deem appropriate, in its sole and absolute discretion.

9.       HOLDING AND TRANSFER OF PARTNERSHIP INTERESTS

9.1      ASSIGNMENT

No Partner shall, without the prior consent in writing of the other Partner, sell, convey, assign or encumber such Partner's share or interest in the Partnership.

10.      LIABILITY OF PARTNERS AND INDEMNIFICATION

10.1     LIABILITY OF LIMITED PARTNER

The Limited Partner is a "special partner" within the meaning of Articles 2236 and following of the C.C.Q. The liability of the Limited Partner for the liabilities and obligations of the Partnership is limited to the amount of its contribution to the capital of the Partnership. The Limited Partner shall have no further personal liability for liabilities and obligations of the Partnership, except as may be required pursuant to the provisions of Article 2242 of the C.C.Q.

10.2     LIABILITY OF GENERAL PARTNER

In the event that the property of the Partnership is insufficient, the General Partner shall be liable for the debts of the Partnership in respect of third persons.

10.3     INDEMNIFICATION OF GENERAL PARTNER

The General Partner shall indemnify and hold harmless the Limited Partner from and against all loss, liability, expense or damage suffered or incurred by the Limited Partner as a result of its participation in the Partnership by reason that the liability of such Limited Partner shall exceed the liability provided in section 10.1, but only for an amount in excess of the amount for which the Limited Partner is liable under section 10.1; provided however, that the General Partner shall have no liability in respect of any obligation or liability of the Limited Partner or of the Partnership for which the Limited Partner has become liable and for which the General Partner would not otherwise have been responsible in its capacity as a general partner but for the actions of the Limited Partner which caused such obligation or liability.

10.4     INDEMNIFICATION BY LIMITED PARTNER

Subject to the indemnification obligations of the General Partner in section 10.3, the Limited Partner shall indemnify and hold harmless the General Partner from and against all loss, liability, expense or damage suffered or incurred by the General. Partner as a result of any breach by the Limited Partner of any of its obligations and covenants hereunder or any violation of applicable Law, including anything done by the Limited Partner in violation of Article 2244 of the C.C.Q.

11.      COMPLIANCE WITH APPLICABLE LAWS

11.1     OBSERVANCE OF LAWS

Without limiting the generality of any other provision hereof, the Partners shall, in exercising their rights and obligations hereunder, observe and comply with, and the General Partner shall

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cause the Partnership to observe and comply with, all applicable Laws and
Broadcasting Licences.

11.2     SUBJECT TO OBTAINING AUTHORIZATIONS

In the event that a party is required to obtain, from any duly constituted public or regulatory authority having jurisdiction, a certificate, leave, consent, order, approval or other authorization (collectively, the "APPROVALS"), in order to lawfully perform an obligation under this Agreement, other than in respect of the purchase and sale of a Partnership Interest, then the time period specified in this Agreement for the performance of such obligation shall be extended for the period of time required for such party to obtain the necessary Approvals. Such party shall use its best efforts to obtain such Approvals as promptly as is practicable and shall be excused from performing such obligation unless and until such Approvals are so obtained. The other party(ies) and the Partnership shall use their reasonable best efforts to cooperate in any application for the Approvals. For greater certainty, pending the rendering of a decision in respect of any Approval by the appropriate authority, all of the provisions hereof shall remain in full force and effect and the parties and the Partnership shall be governed thereby in accordance with all the provisions hereof.

11.3     QUALIFICATION OF PARTNERS

In addition to all other requirements herein provided, no person shall become a Partner and no Partner shall transfer or dispose of its Partnership Interest to any person, without obtaining all necessary Approvals, including the approval of the CRTC, if required.

12.      TERM AND DISSOLUTION

12.1     TERM

This Agreement shall become effective as of the day and year first above written and the Partnership hereby continued shall have a fixed term, commencing on the date hereof and continuing until August 31, 2046 (the "TERM"); provided however, that the Partnership shall be dissolved prior to the expiry of the Term if and when one Partner holds all of the Partnership Interests, unless another Partner shall join the Partnership within one hundred and twenty (120) days of the day on which such event occurs.

For greater certainty, the Partnership shall not be terminated or dissolved upon the bankruptcy, insolvency, liquidation, winding-up, incapacity or receivership of a Partner or the admission of a new Partner in accordance with the terms of this Agreement or the withdrawal of a Partner (and notwithstanding anything to the contrary provided by law, including Article 2226 of the C.C.Q., none of the foregoing events or any other events shall result in a Partner ceasing to be a partner of the Partnership, unless specifically so provided in this Agreement).

12.2     TERMINATION NOT TO AFFECT RIGHTS OR OBLIGATIONS

The termination of this Agreement or the termination or dissolution of the Partnership shall not affect or prejudice any rights or obligations of a party under this Agreement with respect to events that have occurred prior to the time of such termination or dissolution and such rights and

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

obligations shall survive the termination of this Agreement, including, for greater certainty, any obligation of one party to the other to pay or reimburse any sums to it or any obligation under article 10 or 11.

12.3     PROCESS OF DISSOLUTION

Upon dissolution of the Partnership pursuant to the provisions of this Agreement (other than pursuant to section 12.1), the General Partner shall continue to exercise its powers thereafter for the purpose of winding up the Partnership and liquidating its assets and discharging its liabilities in an orderly manner.

Any assets of the Partnership remaining after the payment or provision for payment of all the liabilities of the Partnership, shall be distributed to the Partners as follows:

         (a) first, to repay all capital contributions in respect of the Units held by the Partners, in preference and priority to the payment of any other amounts to the Partners hereunder;

         (b) the excess, if any, after payment of all amounts under (a), to the Partners who hold Units, in their respective Proportionate Share.

For greater certainty, a negative Capital Account of the Limited Partner shall not in any way constitute a debt of the Limited Partner to the Partnership or to any third party.

12.4     SURVIVAL OF AGREEMENT

Notwithstanding the dissolution of the Partnership, this Agreement shall remain in force until:

         (a)      the assets of the Partnership have been distributed in full;
                  and

         (b) the notices prescribed by the C.C.Q. and by applicable Law have been registered and published.

13.      CIVIL CODE OF QUEBEC

The provisions of this Agreement are intended to fully and effectively govern the relations of the Partners in all respects, to the exclusion of any other provisions of applicable Law, including any provisions of the C.C.Q., to the fullest extent permitted. In the event of any conflict between the provisions of this Agreement and the provisions of the C.C.Q. which are not dealt with specifically herein, the provisions of this Agreement shall always prevail in all respects. Without limiting the generality of the foregoing or any other provision hereof, the parties specifically acknowledge that:

         (a) notwithstanding Article 2206 of the C.C.Q., payments by a person who is separately indebted to the Partnership and to a Partner shall be applied in such manner as such person may designate;

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

         (b) a Partner who has received payment of his full share of a debt due to the Partnership, as contemplated by Article 2207 of the C.C.Q., shall not be obliged to return what it has received from the Partnership unless the other Partner has not received its full share of such debt due to the Partnership;

         (c) the duties and obligations of the General Partner to the Limited Partner and the Partnership are fully set out herein and the provisions of this Agreement are exhaustive and are in lieu of any other provisions governing the duties and obligations of a general partner under the C.C.Q.;

         (d) except as specifically provided for herein, no Partner may associate a third person with itself in its Partnership Interest, transfer its Partnership Interest or create any Encumbrance in its Partnership Interest;

         (e) the parties have entered into all such agreement and arrangements between themselves as they consider appropriate with respect to their powers in the management of the affairs of the Partnership, the making of decisions in connection therewith and the sharing and distribution of profits and losses, all of which they confirm to be in accordance with the provisions of the C.C.Q.;

         (f) the Limited Partner hereby waives and renounces the application of Articles 1310 to 1312, inclusive, of the C.C.Q. with regard to all agreements and arrangements referred to in section 8.7 herein, the Limited Partner hereby consenting to such arrangements and acknowledging, in particular, that given the General Partner's experience and expertise in the area of broadcasting and broadcasting-related activities, it is expected that the General Partner will enter into the arrangements and agreements described therein. The Limited Partner further relieves the General Partner from the obligation to render an account of its administration to the Limited Partner other than the reports and statements referred to in article 7;

         (g) the provisions of Articles 2226, 2227 and 2229 of the C.C.Q. shall not apply and no Partner shall have any right to withdraw from the Partnership, other than as specifically permitted herein.

14.      GENERAL PROVISIONS

14.1     ALL UNITS SUBJECT TO THIS AGREEMENT

The provisions of this Agreement shall apply to all Units either held or acquired by GCL or GTNI, in any manner whatsoever prior to or subsequent to the date of execution of this Agreement and the Partners agree to do all things and execute all documents necessary to subject same effectively to the terms hereof.

14.2     NOTICES

Except where otherwise specified herein, all notices, requests, demands or other communications between the parties hereto shall be given by registered or certified mail, postage prepaid, or by facsimile or by physical delivery to the address of such party and to the attention indicated under the signature of such party or to any other address which the parties hereto may subsequently communicate to each other in writing. If normal postal service is interrupted by strike, work slow-down, fortuitous event or other cause, the party sending the notice shall use such services which have not been interrupted or shall deliver such notice by messenger in order to ensure its prompt receipt by the other Party.

14.3     COUNTERPARTS

This Agreement may be signed in counterparts, each of which shall be deemed to constitute an original, and all of the separate counterparts shall constitute one single document.

14.4     APPLICABLE LAW

This Agreement, its interpretation and its application shall be governed by the Laws of the Province of Quebec.

14.5     CHANGES OF INTERPRETATION OF APPLICATION PROVISIONS OF LAW

If subsequent to the date of this Agreement, any change in or introduction of any law, regulation, treaty or directive, or any interpretation or application thereof by any competent authority or any decision of a regulatory authority, including the CRTC, shall render any provision hereof unenforceable or limit or affect the enforceability thereof such that it shall no longer apply as stated herein or on the terms and conditions stated herein, the parties shall make such amendments to this Agreement and to the provision so affected and take all such other steps as may reasonably be required in order to give effect to the fullest extent possible to the intention of the parties as at the date of entering into this Agreement and to the relevant provision of this Agreement.

14.6     LANGUAGE

The parties acknowledge that they have required that the present Agreement, as well as all documents, minutes, records, reports, accounts, notices and legal proceedings given, required or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avour exige la redaction en anglais de la presente convention, ainsi que de tous documents, proces-verbaux, dossiers, rapports, registres, comptes, avis donnes ou requis et procedures judiciaires intentees, directement ou indirectement, a la suite ou relativement a law presente convention.

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

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS
AGREEMENT AS OF THE DATE FIRST HEREINABOVE MENTIONED.

GLOBAL COMMUNICATIONS                      GLOBAL TELEVISION NETWORK
LIMITED                                    INC./RESEAU DE TELEVISION GLOBAL
                                           INC.

Per: /s/ GERALD R. NOBLE                   Per: /s/ GERALD R. NOBLE
    _____________________________________      _________________________________
      Gerald R. Noble                            Gerald R. Noble
      President & Chief Executive Officer        President Chief Executive
                                                 Officer

Per: /s/ RICHARD M. LEIPSIC                Per: /s/ RICHARD M. LEIPSIC
    _____________________________________      _________________________________
      Richard M. Leipsic                         Richard M. Leipsic
      Vice President                             Vice President

Address:      81 Barber Greene Road        Address:       81 Barber Greene Road
              Don Mills, Ontario                          Don Mills, Ontario
              M3C 2A2                                     M3C 2A2
Attention:    President                    Attention:     President
Telephone:    (416) 446-5311               Telephone:     (416) 446-5311
Telecopier:   (416) 446-5449               Telecopier:    (416) 446-5449

With a copy to:

CANWEST GLOBAL
COMMUNICATIONS CORP.

Address:          3100-201 Portage Avenue
                  Winnipeg, Manitoba
                  R3B 3L7
Attention:        General Counsel
Telephone:        (204) 956-2025
Telecopier:       (204) 947-9841

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